EXHIBIT 99.1

AMERICA’S SUPPLIERS, INC. ANNOUNCES THE UNTIMELY DEATH OF ITS CHAIRMAN, CEO AND PRESIDENT

July 22, 2010 – Scottsdale, AZ - America’s Suppliers, Inc. is saddened to announce that Peter Engel, the company’s Chairman, CEO and President has passed away unexpectedly.  Day to day operations of DollarDays International, the company’s wholly-owned subsidiary and sole operating business, will remain unaffected with Marc Joseph continuing as President and COO and Michael Moore as CFO of DollarDays.

The Board of Directors of America’s Suppliers, Inc. is currently seeking to fill the vacancies caused by the death of Mr. Engel.

About America’s Suppliers, Inc.

America’s Suppliers, Inc. is a Delaware corporation and sole owner of DollarDays International, a premier online wholesaler and closeout company helping small businesses and entrepreneurs compete against larger enterprises who buy bulk wholesale merchandise products. DollarDays offers more than 85,000 high quality goods at wholesale and bulk prices. DollarDays prides itself on being a wholesaler supplying existing businesses buying wholesale products, as well as helping entrepreneurs open new stores and businesses. The essence of the company's business is that it is able to buy from manufacturers and importers at prices that chain stores pay when buying in large quantities - but have those suppliers ship directly to DollarDays customers in single case lots with no minimum purchase requirement.  “Sold by the case, priced by the truckload.” www.dollardays.com

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC filing.  America’s Suppliers, Inc. assumes no obligation to update the information in this release.

America’s Suppliers, Inc. Contact:
Michael Moore, CFO – DollarDays International
Tel: (877) 837-9569